Exhibit 99.1

For Immediate Release

Contact:	Patrick A. Reynolds
Director of Investor Relations
(706) 649-4973

Synovus Reports 9.1% Increase in Net Income for First Quarter 2007

TSYS Reports 13.7% Increase in Net Income

Columbus, Ga., April 23, 2007 — Synovus’ first quarter earnings grew 9.1% over the first quarter 2006 to $146.8 million, which represented earnings per share growth of 4.7% to $.45 per share, Synovus’ Chief Executive Officer Richard E. Anthony announced today.

“We are proud of our performance in the first quarter of 2007 at both the Synovus Financial Services segment, in a challenging environment, and TSYS,” said Anthony. “Strong loan and deposit growth, and strong momentum in TSYS’ performance drove the results for the quarter.”

Return on assets for the quarter was 1.86% and return on equity was 15.94% for the first quarter 2007, compared to 1.96% and 17.88%, respectively, in the same period last year. Shareholders’ equity at March 31, 2007, was $3.84 billion, which represented a very strong 11.73% of quarter-end assets. Total assets ended the quarter at $32.7 billion, an increase of 12.2% from the same period last year.

Financial Services’ net income was up 7.1 % over the first quarter last year. Net interest income grew 8.4% over the first quarter last year as total loans grew 12.5%, while loan growth excluding acquisitions was 11.0%. The net interest margin for the quarter was 4.10%, compared to 4.20% last quarter and 4.32% in the first quarter of last year. The linked quarter margin decline exceeded our expectations, primarily due to demand for, as well as continued growth in, higher cost deposit products and the impact of the inverted yield curve on fixed rate loan pricing. Total core deposit growth (excludes brokered time deposits) was 12.3% and fundamental core deposit growth (excluding acquisitions) was 10.8% over first quarter of 2006.

The ratio of nonperforming assets to loans and other real estate was 0.68%, up from 0.50% last quarter and 0.45% in the first quarter last year. The net charge-off ratio was 0.13% compared to 0.39% last quarter and 0.27% in the first quarter of last year. Past due loans improved from the previous quarter. The allowance for loan losses was 1.30% of loans, and the provision for loan losses covered net charge-offs by 2.52x for the quarter.

Financial Services’ non-interest income was up 5.3% over the first quarter last year with increases in mortgage revenue of 23.0%, bankcard fees of 12.6%, fiduciary and asset management fees – which include trust, financial planning and asset management fees – of 4.7%, and brokerage and investment banking revenue of 7.2%. Financial Services’ non-interest expense was up 8.9% (5.9% excluding acquisitions) compared to the first quarter of 2006. Branch expansion of 22 additions since the first quarter of 2006 has driven most of the non-interest expense increase.

Post Office Box 120 / Columbus, GA 31902

www.synovus.com

Synovus Reports 9.1% Increase in Net Income for First Quarter/p. 2

TSYS reported net income of $57.3 million for the first quarter 2007 compared to $50.4 million last year, a 13.7% increase. Diluted earnings per share for the quarter increased to $0.29, up from $0.26 last year, a 13.9% increase. During the quarter, TSYS completed the Capital One conversion, signed a contract extension with Spira de Mexico, S.A. de C.V., to continue processing its consumer-credit portfolio, and its PRIME card and merchant management system was chosen by Norway’s largest financial-services group, DnB NOR Bank ASA, to manage the fast-growing cards portfolio of its market-leading credit-card operator. In the merchant-processing services arena, TSYS renewed agreements with Sage Payment Solutions and Moneris Solutions, and signed new agreements with Clearent and National Processing Company.

Anthony concluded, “Synovus’ financial results in the first quarter make us confident in our expectations for 2007 earnings per share to be in the range of $1.96 to $1.98. As we look into 2007, the most important initiative is the acceleration of our commercial strategy. Our focus for this initiative, which we began implementing in the second half of 2006, is a targeted sales development approach to the middle market businesses in our footprint with specialty products such as corporate cash management, asset–based loans, and capital markets products. Our retail banking initiative, which we implemented in 2005, continues to exceed our expectations by expanding core retail deposit growth, home equity loan growth, and fee income from retail product sales this year. With our very dedicated and highly motivated team members and our strong balance sheet, we believe we are in position to achieve above-peer earnings performance throughout the year and beyond.”

Synovus’ 2007 earnings outlook is based on the following assumptions:

•	Stable short term interest rates.
•	Annual net interest margin near the first quarter 2007 level.
•	Loan growth of approximately 10%.
•	A stable credit environment.
•	TSYS’ net income growth within its range of guidance.

Synovus will host an earnings highlights conference call at 4:30 pm EDT, on April 23, 2007. Shareholders and other interested persons may listen to this conference call via simultaneous Internet broadcast at www.synovus.com by clicking on the “Live Webcast” icon. You may download RealPlayer or Windows Media Player (free download available) prior to accessing the actual call or the replay. The replay will be archived for 12 months and will be available 30-45 minutes after the call.

Synovus (NYSE: “SNV”) is a diversified financial services holding company with over $32 billion in assets based in Columbus, Georgia. Synovus provides integrated financial services including banking, financial management, insurance, mortgage and leasing services through 39 banks and other Synovus offices in Georgia, Alabama, South Carolina, Florida and Tennessee; and electronic payment processing through an 81-percent stake in TSYS (NYSE: “TSS”), one of the world’s largest companies for outsourced payment services. Synovus has been named one of “The 100 Best Companies To Work For” in America by FORTUNE magazine, and has been recognized in its Hall of Fame for consecutive appearances on the list since its inception in 1998. See Synovus on the Web at www.synovus.com.

This press release contains statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding Synovus’ expected growth in earnings per share for 2007, Synovus’ belief that it is in a position to achieve above-peer earnings performance, and the assumptions underlying such statements, including, with respect to Synovus’ expected increase in earnings per share for 2007, stable short-term interest rates;

Post Office Box 120 / Columbus, GA 31902

www.synovus.com

Synovus Reports 9.1% Increase in Net Income for First Quarter/p. 3

a stable credit environment; an annual net interest margin near the first quarter 2007 level; loan growth of approximately 10%; and TSYS’ net income growth of 0 – 2%. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by the forward- looking statements in this press release. Many of these factors are beyond Synovus’ ability to control or predict. These factors include, but are not limited to, competitive pressures arising from aggressive competition from other financial service providers; factors that affect the delinquency rate on Synovus’ loans and the rate at which Synovus’ loans are charged off; changes in the cost and availability of funding due to changes in the deposit market and credit market, or the way in which Synovus is perceived in such markets; inflation, interest rate, market and monetary fluctuations; TSYS does not perform within its range of guidance; the strength of the United States economy in general and the strength of the local economies in which Synovus conducts operations may be different than expected; the timely development of competitive new products and services and the acceptance of such by customers; Synovus’ inability to control expenses; a deterioration in credit quality or a reduced demand for credit; the costs and effects of litigation, regulatory investigations, or similar matters, or adverse facts and developments related thereto, including the FDIC’s investigation of the policies, practices and procedures used by Columbus Bank and Trust Company (a subsidiary of Synovus) in connection with the credit card programs offered pursuant to its Affinity Agreement with CompuCredit Corporation; the impact of the application of and/or changes in accounting principles; the effects of changes in government policy, laws and regulations, or the interpretation or application thereof, including restrictions and/or limitations arising from banking laws, regulations and examinations; changes in consumer spending, borrowing and saving habits; technological changes; and the impact on Synovus’ business, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in Synovus’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.

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Post Office Box 120 / Columbus, GA 31902

www.synovus.com